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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  FORM N-8A
      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Fulcrum Variable Life Separate Account of
         Allmerica Financial Life Insurance and Annuity Company

Address of Principal Business Office:
         440 Lincoln Street, Worcester, Massachusetts 01653

Telephone Number: (508) 855-1000

Name and Address of Agent for Service of Process:
         Abigail M. Armstrong
         Secretary and Counsel
         Allmerica Financial Life Insurance and Annuity Company
         440 Lincoln Street
         Worcester, MA 01653

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to
         Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    Yes    X        No
                       ---------      ---------


                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Worcester and the Commonwealth of Massachusetts on the 31st day of October, 1996.

                          Fulcrum Variable Life Separate Account of
                          Allmerica Financial Life Insurance and Annuity Company (Registrant)


                          By:  /s/ Abigail M. Armstrong
                             -----------------------------
                               Abigail M. Armstrong
                               Secretary and Counsel

Attest:  /s/ Sheila B. St. Hilaire
       --------------------------------
        Sheila B. St. Hilaire
        Counsel